Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2017 & Fourth Quarter Results

Fiscal 2017 diluted EPS of $1.52 vs. diluted EPS of $0.87 for fiscal 2016

Fiscal 2017 non-GAAP diluted EPS of $1.50 vs. non-GAAP diluted EPS of $1.26 for fiscal 2016

WALNUT CREEK, Calif.--(BUSINESS WIRE)--November 28, 2017--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced financial results for its fiscal year and fourth quarter ended September 30, 2017.

Fiscal 2017 Summary

Net sales of $2.05 billion increased 12.3% compared to $1.83 billion a year ago. Branded product sales of $1.65 billion increased 14.1% and sales of other manufacturers’ products increased 5.7% to $408.9 million. Fiscal 2017 contained an additional week compared to fiscal 2016. Organic sales growth, adjusting for businesses purchased or exited that impacted the year and excluding the extra week, rose 4.8%. The Pet and Garden segments both experienced meaningful organic growth. Gross margin improved 60 basis points to 30.8% compared to 30.2% in the prior year, with both the Garden and Pet segments contributing to the increase. The Company's gross margin benefited from higher sales volumes and cost savings, including manufacturing efficiencies and more favorable input costs.

Fiscal 2017 GAAP Operating Income, Net Earnings and EPS

  Operating income of $156.1 million increased 20.7% from $129.4 million in fiscal 2016;
  Operating margin of 7.6% increased 50 basis points compared to fiscal 2016;
  Net income of $78.8 million, increased 77.1% compared to $44.5 million in fiscal 2016; and
  Earnings per share increased 74.7% to $1.52 per fully diluted share.

Fiscal 2017 Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results for fiscal 2017 exclude $2.0 million from the sale of a Garden distribution facility in the first quarter;
  Non-GAAP results for fiscal 2016 exclude $14.3 million of charges in the first quarter related to the Company's refinancing of its fixed rate notes, $2.4 million of income related to the sale of a manufacturing plant in the third quarter, and non-cash impairment charges of $18.4 million in the fourth quarter primarily related to the Company's investment in an anti-microbial technology venture. Only $1.8 million of the fourth quarter impairment charge impacted operating income;
  Non-GAAP operating income for fiscal 2017 was $154.1 million and an operating margin of 7.5% compared to $128.8 million and 7.0% in the prior year;
  Non-GAAP net income for fiscal 2017 was $77.5 million, a 20.4% gain compared to $64.4 million in the period a year ago;
  Non-GAAP earnings per fully diluted share increased 19.0% to $1.50.

Fiscal 2017 Fourth Quarter Financial Results

Net sales increased 18.6% to $490.5 million compared to $413.4 million in the fourth quarter a year ago, benefiting from acquisitions, an extra week compared to the prior year period, and strength in the Company's dog & cat and controls & fertilizer categories. Branded product sales of $393.5 million increased 19.4% and sales of other manufacturers’ products of $97.0 million increased 15.9%. Organic sales growth excluding the extra week increased 3.6%. The Pet and Garden segments both experienced organic growth; gross margin improved 50 basis points compared to the fourth quarter a year ago to 29.6%, on increased volume and greater efficiencies.

Fourth Quarter GAAP Operating Income, Net Earnings and EPS

  Operating income of $14.4 million was up $1.4 million or 10.6% compared to $13.0 million in the fourth quarter a year ago. Operating margin of 2.9% decreased 20 basis points compared to the fourth quarter a year ago, due to higher SG&A expenses, including increased demand creation spending and an additional $2.3 million expense related to a contingent earn out for a fiscal 2017 Pet segment acquisition;
  Net income increased to $4.3 million from a loss of $5.6 million in the fourth quarter a year ago;
  Earnings per fully-diluted share increased to $0.08 from a loss of $0.11 in the fourth quarter a year ago.

Fourth Quarter Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results for the fourth quarter of 2016 exclude non-cash impairment charges of $18.4 million including $1.8 million that impacted operating income;
  Non-GAAP operating income was $14.4 million and non-GAAP operating margin was 2.9%; compared to $14.8 million and 3.6% in the fourth quarter of fiscal 2016. The decline was due in large part to the higher SG&A spending to drive future demand and a $2.3 million charge related to a contingent earn-out for a fiscal 2017 Pet segment acquisition;
  Non-GAAP net income of $4.3 million decreased $2.3 million compared to the fourth quarter a year ago; and
  Non-GAAP earnings per diluted share of $0.08 decreased from $0.13 in the fourth quarter a year ago.

"We are very pleased with the record revenue and earnings that Central realized in 2017," said George Roeth, President & CEO of Central Garden & Pet. "Even more gratifying is the success we achieved in significantly advancing our strategy to support long-term sustainable growth in the future." Roeth continued, "The market share gains and innovation that we rolled out during the year were key drivers of our success. We executed well in both of our segments and partnered closely with our customers to help bring superior value to consumers."

Pet Segment Fiscal 2017 Fourth Quarter Results

Fourth quarter net sales for the Pet segment increased 22.1% to $330.5 million, from the same period a year ago, with acquisitions and an extra week significant factors. The Pet segment’s branded product sales were $267.4 million, up 24.7% compared to the fourth quarter a year ago, and sales of other manufacturers’ products were $63.1 million, an increase of 12.3%. Pet organic sales, excluding the extra week grew 3.4%, on strength in the dog & cat businesses.

The Pet segment’s operating income rose 21.8% to $27.5 million compared to the fourth quarter a year ago, which included a $1.8 million non-cash intangible impairment. Pet operating margin was flat at 8.3%, aided by the absence of the impairment charge taken in the prior year but negatively impacted by a $2.3 million contingent earn-out charge in the current year related to a recent acquisition. Another factor affecting margins was increased facilities and warehouse costs related to a successful new pet distribution business model initiative.

Garden Segment Fiscal 2017 Fourth Quarter Results

Net sales for the Garden segment, all organic, increased 12.0% compared to the fourth quarter a year ago to $160.0 million. The Garden segment’s branded product sales were $126.1 million in the quarter, up 9.4% compared to the fourth quarter a year ago. Sales of other manufacturers’ products gained 23.3% to $33.9 million. Organic sales, excluding the extra week, were up 4.1% on strength in the segment's controls & fertilizer category and an increase in sales of other manufacturers' products.

The Garden segment’s operating income in the quarter decreased to $0.2 million compared to $2.7 million in the fourth quarter a year ago. Garden operating margin declined 170 basis points to 0.2%. Increased demand creation spending, to fuel growth in the future, as well as costs related to the reset of product in the Company's decor business, drove the decline.

2018 Guidance

The Company currently expects earnings per fully-diluted share of $1.62 or higher for fiscal 2018, an increase of 6.6% or more from the prior year on a GAAP basis despite fiscal 2018 having one less week than fiscal 2017. On a non-GAAP basis, excluding the Garden facility sale from the first quarter of 2017, the expected earnings increase is 8.0% or higher. While the Company expects the strong execution of its strategies to continue its momentum into 2018 and beyond, it does expect some quarterly bumpiness, due to such factors as investment timing, how the quarterly calendar falls versus the prior year, and the impact of a highly seasonal JV in which it invested in fiscal 2017.

In addition, the guidance excludes any impact from new M&A activities and any potential change to the Company's tax rate. A recent accounting standard changes the GAAP requirements for the way companies are required to account for some of the impacts related to non-cash equity compensation expense and is expected to impact the Company in 2018 and in future years. The Company believes the change will result in a lower tax rate in 2018, although the impact could vary depending on a number of factors, including the price of the Company's stock. The Company plans to provide an estimate as it gains more clarity on the impact as it moves through the fiscal year. Capital expenditures are expected to be approximately $40 million in the fiscal 2018.

Mr. Roeth said, "As we look ahead to 2018, we continue to be committed to our strategy, which is working. We have a long runway of opportunities and continue to stay focused on growing revenues organically by reinvesting cost savings in sustainable, profitable organic growth and using our cash flow and debt capacity to add additional growth through disciplined acquisitions. All-in-all, we continue to be very optimistic about the future."

Additional Information

At September 30, 2017, the Company’s cash and short-term investment balance was $32.4 million, compared to $93.0 million a year ago. Cash flow from operations for the fourth quarter of fiscal 2017 was $71.7 million, compared to $61.8 million in the fourth quarter of fiscal 2016.

Total debt at September 30, 2017 was $395.7 million compared to $395.3 million at September 24, 2016. Net interest expense was $7.2 million for the fourth quarter compared to $6.6 million in the prior-year period. The increase in interest expense was due primarily to the extra week in the fourth quarter of fiscal 2017. During the quarter, the Company did not repurchase any shares of its common stock. Approximately $35 million remains available under the Board approved share repurchase program.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its fourth quarter and fiscal 2017 results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13673101. A replay of the call will be available for ten days by dialing (201) 612-7415 and entering confirmation #13673101.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, DMC™, K&H Pet Products®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,100 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and cost reductions, operating margin expansion, and earnings guidance for fiscal 2018 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  the impact of new accounting regulations and potential federal tax reform on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) Unaudited

ASSETS	September 30, 2017	September 24, 2016
Current assets:
Cash and cash equivalents	$32,397	$92,982
Restricted cash	12,645	10,910
Accounts receivable, net	237,868	201,151
Inventories	382,101	362,004
Prepaid expenses, deferred income taxes and other	18,045	16,249
Total current assets	683,056	683,296

Plant, property and equipment, net	180,913	158,224
Goodwill	256,275	231,385
Other intangible assets, net	116,067	95,865
Deferred income taxes and other assets	70,595	11,913
Total	$1,306,906	$1,180,683

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$103,283	$102,413
Accrued expenses	116,549	99,343
Current portion of long-term debt	375	463
Total current liabilities	220,207	202,219

Long-term debt	395,278	394,806
Deferred income taxes and other long-term obligations	54,279	29,071

Equity:
Common stock	122	120
Class A common stock	380	374
Class B stock	16	16
Additional paid-in capital	396,790	393,297
Retained earnings	239,329	160,501
Accumulated other comprehensive income (loss)	(951)	(1,294)
Total Central Garden & Pet shareholders’ equity	635,686	553,014
Noncontrolling interest	1,456	1,573
Total equity	637,142	554,587
Total	$1,306,906	$1,180,683

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Net sales	$490,464	$413,412	$2,054,478	$1,829,017
Cost of goods sold and occupancy	345,136	293,232	1,421,670	1,275,967
Gross profit	145,328	120,180	632,808	553,050
Selling, general and administrative expenses	130,947	105,355	476,696	421,864
Intangible asset impairment	—	1,828	—	1,828
Operating income	14,381	12,997	156,112	129,358
Interest expense	(7,233)	(6,642)	(28,209)	(42,847)
Interest income	48	66	147	140
Other income (expense)	(1,315)	(16,770)	(1,621)	(17,013)
Income before income taxes and noncontrolling interest	5,881	(10,349)	126,429	69,638
Income tax expense	2,078	(4,456)	46,699	24,053
Net income including noncontrolling interest	3,803	(5,893)	79,730	45,585
Net income attributable to noncontrolling interest	(456)	(282)	902	1,071
Net income attributable to Central Garden & Pet Company	$4,259	$(5,611)	$78,828	$44,514

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.08	$(0.11)	$1.57	$0.91
Diluted	$0.08	$(0.11)	$1.52	$0.87

Weighted average shares used in the computation of net income per share:
Basic	50,654	49,453	50,230	48,964
Diluted	51,935	49,453	51,820	51,075

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net sales on a consolidated and segment basis, non-GAAP selling, general and administrative (SG&A) expense, non-GAAP operating income on a consolidated and segment basis, non-GAAP interest expense, non-GAAP other income (expense) and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Asset impairment charges: we have excluded the impact of asset impairments on intangible assets and equity method investments as such non-cash amounts are inconsistent in amount and frequency. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
  Gains on disposals of significant plant assets: we have excluded the impact of gains on the disposal of significant plant assets as these represent infrequent transactions that impact the comparability between operating periods. We believe the adjustment of these gains supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Loss on early extinguishment of debt: we have excluded the charges associated with the refinancing of our 2018 Notes as the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
  Tax impact: adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.
  We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions. For fiscal 2017, we have also adjusted our organic net sales for our estimate of the impact of the extra week on our 2017 fiscal year net sales.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments made reflect the following:

(1)	During the fourth quarter of fiscal 2016 and fiscal 2015, we recognized non-cash impairment charges in our Pet segment of $1.8 million and $7.3 million, respectively, related to the impairment of intangible assets caused by increased competition and declining volume of sales. These impairments are included within intangible asset impairment.

(2)	During fiscal 2017, we recognized a $2.0 million gain in our Garden segment from the sale of a distribution facility. During fiscal 2016, we recorded a $2.4 million gain in our Pet segment from the sale of a manufacturing plant resulting from rationalizing our facilities to reduce excess capacity. These adjustments were recorded as part of selling, general and administrative costs.

(3)	During the first quarter of fiscal 2016, we redeemed our 2018 Notes and issued senior notes due November 2023. As a result of the bond redemption, we incurred incremental expenses of $14.3 million, comprised of a call premium payment of $8.3 million, a $2.7 million payment of overlapping interest expense for 30 days and a $3.3 million non-cash charge for the write off of unamortized deferred financing costs and discount related to the 2018 Notes. These amounts are included in Interest expense in the consolidated statements of operations.

(4)	During the fourth quarter of fiscal 2016, we recognized a non-cash impairment charge of $16.6 million related to our investment in two joint ventures as a result of changes in marketplace conditions, which impacted the expected cash flows and recoverability of the investment. The impairment is included within other income (expense).

		GAAP to Non-GAAP Reconciliation (in thousands) For the Fiscal Year Ended September
Non-GAAP Adjustments		2017	2016
Impairments of intangible assets	(1)	$—	$1,828
(Gain)/loss on disposal of plant assets	(2)	(2,050)	(2,363)
Incremental expenses from note redemption and issuance	(3)	—	14,339
Impairment of equity method investments	(4)	—	16,572
Total non-GAAP adjustments		(2,050)	30,376
Tax effects of non-GAAP adjustments		(757)	(10,492)
Total net income impact from non-GAAP adjustments		$(1,293)	$19,884

		GAAP to Non-GAAP Reconciliation (in thousands) For the Fiscal Year Ended September
SG&A Expense Reconciliation		2017	2016
GAAP SG&A expense		$476,696	$421,864
SG&A expense impact from non-GAAP adjustments	(1)(2)	2,050	2,363
Non-GAAP SG&A expense		$478,746	$424,227
GAAP SG&A expense as a percentage of net sales		23.2%	23.1%
Non-GAAP SG&A expense as a percentage of net sales		23.3%	23.2%

Operating Income Reconciliation
GAAP operating income		$156,112	$129,358
Total operating income impact from non-GAAP adjustments	(1)(2)	(2,050)	(535)
Non-GAAP operating income		$154,062	$128,823
GAAP operating margin		7.6%	7.1%
Non-GAAP operating margin		7.5%	7.0%

Pet Segment Operating Income Reconciliation
GAAP Pet segment operating income		$131,622	$119,930
Total operating income impact from non-GAAP adjustments	(1)(2)	N/A	(535)
Non-GAAP Pet segment operating income		N/A	$119,395
GAAP Pet segment operating margin			11.1%
Non-GAAP Pet operating margin			11.0%

Garden Segment Operating Income Reconciliation
GAAP Garden segment operating income		$87,298	70,317
Total operating income impact from non-GAAP adjustments	(2)	(2,050)	N/A
Non-GAAP Garden segment operating income		$85,248	N/A
GAAP Garden segment operating margin		10.8%
Non-GAAP Garden segment operating margin		10.5%

Interest Expense Reconciliation
GAAP interest expense		$(28,209)	$(42,847)
Impact from non-GAAP adjustment	(3)	N/A	14,339
Non-GAAP interest expense		N/A	$(28,508)

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Fiscal Year Ended September
Other Income (Expense) Reconciliation		2017	2016
GAAP other income (expense)		$(1,621)	(17,013)
Impact from non-GAAP adjustment	(4)	N/A	16,572
Non-GAAP other income (expense)		N/A	(441)

		GAAP to Non-GAAP Reconciliation (in thousands) For the Fiscal Year Ended September
Net Income and Diluted Net Income Per Share Reconciliation		2017	2016
GAAP net income attributable to Central Garden & Pet		$78,828	$44,514
Total non-GAAP adjustments	(1)(2) (3)(4)	(2,050)	30,376
Tax effects of non-GAAP adjustments		757	(10,492)
Total net income impact from non-GAAP adjustments		$(1,293)	$19,884
Non-GAAP net income attributable to Central Garden & Pet		$77,535	$64,398
GAAP diluted net income per share		$1.52	$0.87
Non-GAAP diluted net income per share		$1.50	$1.26
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		51,820	51,075

		GAAP to Non-GAAP Reconciliation (in thousands) For the Quarter Ended September 30, 2017
Net income and diluted net income per share		September 30, 2017	September 24, 2016
GAAP net income (loss)		$4,259	$(5,611)
Total non-GAAP Adjustments	(1)(2) (3)(4)	—	18,400
Tax effect		—	(6,224)
Net income impact		—	12,176
Non-GAAP net income		$4,259	$6,565
GAAP diluted income (loss) per share		$0.08	$(0.11)
Non-GAAP diluted income per share		$0.08	$0.13
Basic		50,654	49,453
Diluted		51,935	51,645

		GAAP to Non-GAAP Reconciliation (in thousands) For the Quarter Ended September 30, 2017
Operating income reconciliation		September 30, 2017	September 24, 2016
GAAP operating income		$14,381	$12,997
Total operating income impact from non-GAAP	(1)	—	1,828
Non-GAAP operating income		14,381	14,825
GAAP operating margin		2.9%	3.1%
Non-GAAP operating margin		2.9%	3.6%
Net sales		$490,464	$413,412

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 30, 2017
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales FY 2017 (GAAP)	$2,054.5		$1,246.4		$808.1
Reported net sales FY 2016 (GAAP)	1,829.0		1,081.8		747.2
Increase in net sales	225.5	12.3%	164.6	15.2%	60.9	8.2%
Effect of acquisitions and dispositions on increase in net sales	104.7		110.3		(5.6)
Increase in organic net sales	120.8	6.6%	54.3	5.0%	66.5	8.9%
Estimated impact of extra week in fiscal 2017 on organic sales	32.8		21.4		11.4
Organic net sales adjusted for extra week	$88.0	4.8%	$32.9	3.0%	$55.1	7.4%

	GAAP to Non-GAAP Reconciliation For the Quarter Ended September 30, 2017
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales Q4 FY17 (GAAP)	$490.5		$330.5		$160.0
Reported net sales Q4 FY16 (GAAP)	$413.4		$270.6		$142.8
Increase in net sales	$77.1	18.6%	$59.9	22.1%	$17.2	12.0%
Effect of acquisition and divestitures on increase in net sales	$29.3		$29.3		$—
Increase in organic net sales	$47.8	11.6%	$30.6	11.3%	$17.2	12.0%
Impact estimate of extra week in Q4 FY17	$32.8		$21.4		$11.4
Adjusted organic net sales	$15.0	3.6%	$9.2	3.4%	$5.8	4.1%

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications